Exhibit 99.1

MARVEL REPORTS Q2 EPS OF $0.59 ON STRENGTH IN LICENSING
AND INITIAL CONTRIBUTION FROM ITS FILM RELEASES

Marvel Revises Composition of 2008 Guidance to Include Film Production Segment;
Marvel Now Anticipates 2008 Revenues of $450 - $480 Million;
Net Income of $122 - $138 Million and EPS of $1.55 - $1.75

New York, New York – August 5, 2008 -- Marvel Entertainment, Inc. (NYSE: MVL), a global character-based entertainment and licensing company, today reported operating results for its second quarter and six months ended June 30, 2008.

For Q2 2008, Marvel reported net sales of $156.9 million and net income of $46.7 million, or $0.59 per diluted share, compared to net sales of $101.5 million and net income of $29.1 million, or $0.34 per diluted share, in Q2 2007.  The year-over-year improvement reflects a strong performance in the licensing segment and initial contributions from the film production segment of $28.9 million in net sales and $7.7 million in gross profit attributable to a portion of the foreign presales for the Iron Man and The Incredible Hulk feature films.

Marvel Entertainment, Inc. Segment Net Sales and Operating Income (Unaudited) (in millions)
		Three Months Ended June 30,		Six Months Ended June 30,
		2008	2007	2008	2007
Licensing:	Net Sales (1)	$ 94.9	$ 65.6	$ 179.4	$ 185.3
	Operating Income (1)	77.5	50.2	162.9	149.0
Publishing:	Net Sales	31.8	32.9	58.3	60.5
	Operating Income	11.7	14.7	21.6	26.2
Film Production:	Net Sales	28.9	-	28.9	-
	Operating Income (Loss)	2.2	(0.3)	0.2	(3.3)
All Other:	Net Sales (1)	1.3	3.0	2.8	7.1
	Operating (Loss) (1)	(6.2)	(8.6)	(12.0)	(14.8)
TOTAL NET SALES		$ 156.9	$ 101.5	$ 269.4	$ 252.9
TOTAL OPERATING INCOME		$ 85.2	$ 56.0	$ 172.7	$ 157.1

(1) Effective January 1, 2008, revenue and operating income from Marvel’s licensee Hasbro previously reported in the toy segment is now recorded within the Licensing segment.  Marvel’s in-licensed toy lines are now aggregated with corporate overhead in “All Other,” reflecting the Company’s exit from this business.  Segment information for the year-ago periods has been restated accordingly.

Marvel’s Chairman, Morton Handel, commented, “Revenue from Marvel’s film production segment commenced in the second quarter with the release of Iron Man and The Incredible Hulk.  We’re very pleased with the success of these films which have generated $817 million in global box office receipts -- $571 million from Iron Man and $246 million from The Incredible Hulk -- with Iron Man still to open in Japan.  Because of the timing of our distributors’ revenue reporting, our Q2 results did not reflect any revenue from the films’ box office performance.  We did, however, record initial revenues in Q2 from the foreign pre-sales of both movies.  In addition, the high level of media and consumer interest in these two films helped to drive strong results in our domestic and international licensing divisions in the period.

Marvel Entertainment Q2 2008 Results, 8/5/08	page 2 of 8

“With growing international sales to complement our already strong domestic licensing program and a focus on generating higher value from online and interactive activities, we believe Marvel is well positioned as we develop our pipeline of future self-produced feature films.

“During the second quarter we repurchased, at a discount to face value, $46.7 million of the Mezzanine notes outstanding under our film slate facility.  The repurchase reflects our long-term confidence in the film slate, improves our ability to seek enhancements to the film slate structure, and significantly reduces our net interest expense on the facility going forward.”

Second Quarter Segment Review:

•
Licensing Segment net sales increased to $94.9 million in Q2 2008 from $65.6 million in Q2 2007.  The increase was driven primarily by the recognition of revenue previously deferred due to earliest-in-store restrictions related to the Iron Man and The Incredible Hulk feature films.  The increase was partially offset by a decline in Spider-Man JV net sales to $13.0 million compared to $18.2 million in Q2 2007.  Operating income in the licensing segment increased 54% on a year-over-year basis to $77.5 million in Q2 2008 from $50.2 million in Q2 2007.  Q2 2008 licensing segment operating income benefited from an $8.3 million reduction in a reserve we had taken in Q4 2007 for amounts claimed due to Sony, our joint venture partner in our Spider-Man merchandising limited partnership, as our share of merchandise participations paid by Sony to film talent on Spider-Man movies.  The reversal was made after Sony notified us that it had revised those amounts.  Including this reduction, which has been recorded as a benefit to SG&A in the licensing segment, the licensing segment operating margin for Q2 2008 was 82% compared to 77% in the prior-year period.

Marvel Entertainment, Inc. Licensing Sales by Division (Unaudited) (1) (in millions)
	Three Months Ended		Six Months Ended
	6/30/08	6/30/07	6/30/08	6/30/07
Domestic Consumer Products	$ 47.3	$ 24.3	$ 73.1	$ 65.3
International Consumer Products	30.1	19.6	45.0	37.9
Spider-Man L.P. (Domestic and International)	13.0	18.2	42.7	75.1
Studio Licensing	4.5	3.5	18.6	7.0
Total Licensing Segment	$ 94.9	$ 65.6	$ 179.4	$ 185.3

(1) Effective January 1, 2008, income from Marvel’s toy licensee Hasbro, Inc. is reflected within Marvel’s Licensing segment in Domestic and International Consumer Products.  The year-ago periods have been restated to reflect this treatment.

•
Marvel’s Publishing Segment net sales declined 3% to $31.8 million in Q2 2008 principally due to a decline in sales to the direct channel.  The decline in sales principally reflects stronger sales in Q2 2007 generated from Civil War trade paperbacks and the high profile limited edition comic book series The Dark Tower and The Death of Captain America.  Operating income declined 20% to $11.7 million in Q2 2008 and operating margin declined to 37% versus 45% in Q2 2007.  These decreases principally reflect lower net sales volume of comic books, trade paperbacks and hard cover books, coupled with an increase in cost of goods sold driven by rising costs for talent and paper.  Additionally, Publishing’s operating income was affected by additional overhead related to digital media investments in Q2 2008.

•
Marvel’s Film Production segment recorded sales for the first time of $28.9 million, primarily from the theatrical component of the foreign presales for both Iron Man and The Incredible Hulk.  Amortization of capitalized film production expenses of $21.2 million are based on our best estimate of each film’s expected “ultimate” performance, yielding a gross profit of $7.7 million.  Q2 2008 Film Production segment operating income of $2.2 million is net of segment SG&A.  These results

Marvel Entertainment Q2 2008 Results, 8/5/08	page 3 of 8

compared to a loss of $0.3 million in Q2 2007, primarily reflecting non-capitalized film-production expenses.

•
Under the category All Other, Marvel had an operating loss of $6.2 million for Q2 2008, compared to an operating loss of $8.6 million for Q2 2007.  All Other includes the remaining results of Marvel’s former toy operations, as well as corporate overhead, which was $7.4 million in Q2 2008 and $5.7 million in Q2 2007.

Balance Sheet and Cash Use Update:
As of June 30, 2008, Marvel had cash and investments of $122.0 million (including $10.2 million in restricted cash) with no outstanding borrowings under its $100 million line of credit with HSBC Bank.  During Q2 2008, Marvel repurchased $46.7 million of its film facility Mezzanine notes, which bear interest at LIBOR plus 7%.  The notes were repurchased at a 5% discount to par, resulting in a gain of approximately $2.3 million which was recorded as a gain on repurchase of debt.  Marvel did not repurchase any shares of its common stock during Q2 2008.  Marvel has approximately $128 million remaining under its share repurchase authorizations.

Marvel Studios Entertainment Pipeline (scheduled release dates are subject to change)
Feature Film Projects Developed by Marvel - Recently Released or Scheduled for Release
Film/Character	Studio	Status
Iron Man	Marvel	Released May 2, 2008
The Incredible Hulk	Marvel	Released June 13, 2008
Iron Man 2	Marvel	Scheduled for April 30, 2010 release
Thor	Marvel	Scheduled for June 4, 2010 release
The First Avenger: Captain America (working title)	Marvel	Scheduled for May 6, 2011 release
The Avengers	Marvel	Scheduled for July 2011 release
Licensed Marvel Character Feature Film Line-Up
Film/Character	Studio/ Distributor	Status
Punisher: War Zone	Lionsgate	Scheduled for December 5, 2008 release
X-Men Origins: Wolverine	Fox	Scheduled for May 1, 2009 release
Marvel Character Animated TV Series Currently On Air or With On Air Commitments
Character	Studio	Status
Fantastic Four: World’s Greatest Heroes	Moonscoop SAS (France)	26, 30-minute episodes airing internationally.
Spectacular Spider-Man	Sony	Currently airing on Kids’ WB
Wolverine and the X-Men	First Serve Toonz (India)	26, 30-minute episodes in production; scheduled for Q1 2009 release on Nicktoons
Iron Man: Armored Adventures	Method Films (France)	26, 30-minute episodes in production; scheduled for Q2 2009 release on Nicktoons
Marvel Character Animated Direct-to-DVD Projects
Character	Studio	Status
Next Avengers: Heroes of Tomorrow	Lionsgate	Scheduled for September 2, 2008 release
Hulk Vs.	Lionsgate	Scheduled for January 13, 2009 release
Thor: Son of Asgard	Lionsgate	Scheduled for September 2009 release

Marvel Entertainment Q2 2008 Results, 8/5/08	page 4 of 8

Marvel Character Stage Project
Project	Producers	Status
Spider-Man, the Musical, Julie Taymor director; music & lyrics by U2’s Bono and The Edge	Hello Entertainment/David Garfinkle, Martin McCallum, Marvel Entertainment, SONY Pictures Entertainment	In development

Financial Guidance:
Commencing with this news release, Marvel has now included revenues and expenses from its self-produced feature films Iron Man and The Incredible Hulk in its financial guidance.  Marvel’s previous guidance excluded feature film contributions.  Marvel’s updated guidance also reflects a modest increase in full year contributions from its licensing segment and slightly reduced operating income expectations from publishing.

Marvel Entertainment – Financial Guidance (in millions, except per-share amounts)
	Updated 2008 Guidance	Previous 2008 Guidance (1)	2007 Actual
Net sales	$450 - $480	$370 - $400	$486
Net income	$122 - $138	$104 - $122	$140
Diluted EPS	$1.55 - $1.75	$1.35 - $1.55	$1.70

(1)
Marvel’s previous financial guidance, provided on May 5, 2008, excluded revenues or expenses related to the box office, home video/DVD, TV or media sales performance from Marvel’s self-produced films Iron Man and The Incredible Hulk.  No such exclusions apply to today's guidance and all sources of revenue and expense, to the extent anticipated to be recorded in 2008, are now included.

Primary Assumptions/Drivers for Full Year 2008 Financial Guidance:
•	Marvel’s Licensing segment is expected to contribute net sales of approximately $260M - $270M in 2008 and to generate an operating margin of approximately 68% - 78%.
•	Marvel’s Film Production segment is expected to contribute revenues of approximately $65-80M in 2008 and to generate an operating margin of approximately 8% – 18%.
•
Marvel’s Publishing segment is expected to contribute net sales of approximately $130M – $135M in 2008.  The Publishing segment should generate an operating margin of approximately 37% - 40% for full year 2008, which principally reflects investments in digital media initiatives approximating $4 million in 2008.

•
The “All Other” category includes corporate overhead and contributions from in-licensed toy lines.  Corporate overhead, which excludes toy contributions, is expected to approximate $26.0 million in 2008 compared to $22.4 million in 2007.

•	Marvel anticipates an effective tax rate of 38% in 2008.
•	Marvel’s guidance is based on 78.6 million diluted shares for 2008 and does not reflect any future share repurchase activity.

Marvel cautions investors that variations in the timing of licenses and entertainment events, the timing of their revenue recognition, and their level of success result in variations and uncertainty in forecasting the Company’s financial results.  These factors could have a material impact on year-over-year annual and sequential quarterly results comparisons as well as on Marvel’s ability to achieve its financial guidance.

About Marvel Entertainment, Inc.
With a library of over 5,000 characters built over more than sixty years of comic book publishing, Marvel Entertainment, Inc. is one of the world's most prominent character-based entertainment companies.  Marvel utilizes its character franchises in licensing, entertainment (via Marvel Studios) and publishing (via Marvel Comics), with emphasis on feature films, home DVD, consumer products, video games, action figures and role-playing toys, television and promotions.  Marvel's strategy is to leverage its franchises in a growing array of opportunities around the world.  For more information visit www.marvel.com.

Marvel Entertainment Q2 2008 Results, 8/5/08	page 5 of 8

Except for any historical information that they contain, the statements in this news release regarding Marvel's plans are forward-looking statements that are subject to certain risks and uncertainties, including a decrease in the level of media exposure or popularity of Marvel's characters, financial difficulties of Marvel's licensees, changing consumer preferences, delays and cancellations of movies and television productions based on Marvel characters, and concentration of Marvel’s toy licensing with one licensee.

In addition, in connection with Marvel Studios’ film production operations, including those related to the slate of feature films Marvel plans to produce on its own with proceeds from its $525 million film slate facility (the “Film Facility”), the following factors, among others, could cause Marvel’s financial performance to differ materially from that expressed in any forward-looking statements: (i) Marvel Studios’ potential inability to attract and retain creative talent, (ii) the potential lack of popularity of Marvel’s films, (iii) the expense associated with producing films, (iv) union activity or other events which could interrupt film production, including strikes by Hollywood writers, directors and actors, (v) changes or disruptions in the way films are distributed, including a decline in the profitability of the DVD market, (vi) piracy of films and related products, (vii) Marvel Studios’ dependence on a single distributor for its self-produced films, (viii) that Marvel will depend on its film distributors for the implementation of internal controls related to the accounting of film-production activities, (ix) Marvel’s potential inability to meet the conditions necessary for an initial funding of a film under the Film Facility, (x) Marvel’s potential inability to obtain financing to make more than four films if certain tests related to the economic performance of the film slate are not satisfied (specifically, an interim asset test and a foreign pre-sales test) and (xi) fluctuations in reported income or loss related to the accounting of film-production activities.

These and other risks and uncertainties are described in Marvel's filings with the Securities and Exchange Commission, including Marvel's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Marvel assumes no obligation to publicly update or revise any forward-looking statements.

For further information contact:
Matt Finick – SVP Corporate Development Marvel Entertainment, Inc. 310/550-3132 mfinick@marvel.com	David Collins, Richard Land Jaffoni & Collins 212/835-8500 mvl@jcir.com

Marvel Entertainment Q2 2008 Results, 8/5/08	page 6 of 8

MARVEL ENTERTAINMENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(in thousands, except per share amounts)

Net sales	$156,859	$101,475	$269,426	$252,877

Costs and expenses:
Cost of revenues (excluding depreciation expense)	35,357	14,498	47,824	29,384
Selling, general and administrative	37,060	31,859	68,579	65,129
Depreciation and amortization	388	1,391	763	3,231
Total costs and expenses	72,805	47,748	117,166	97,744
Other income, net	1,104	2,309	20,430	1,960
Operating income	85,158	56,036	172,690	157,093
Interest expense	5,486	3,199	8,572	6,101
Interest income	963	879	1,942	1,346
Gain on repurchase of debt	2,333	–	2,333	–
Income before income tax expense and minority interest	82,968	53,716	168,393	152,338
Income tax expense	30,974	20,212	64,184	58,523
Minority interest in consolidated joint venture	5,323	4,417	12,307	17,886
Net income	$46,671	$29,087	$91,902	$75,929

Basic earnings per share	$0.60	$0.35	$1.18	$0.92
Weighted average number of basic shares outstanding	78,006	81,959	77,714	82,557

Diluted earnings per share	$0.59	$0.34	$1.17	$0.89
Weighted average number of diluted shares outstanding	78,645	84,906	78,436	85,485

Comprehensive income:
Net income	$46,671	$29,087	$91,902	$75,929
Other comprehensive income (loss)	64	240	209	(943)
Comprehensive income	$46,735	$29,327	$92,111	$74,986

Marvel Entertainment Q2 2008 Results, 8/5/08	page 7 of 8

MARVEL ENTERTAINMENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30,	December 31,
	2008	2007
	(in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$111,808	$30,153
Restricted cash	10,201	20,836
Short-term investments	–	21,016
Accounts receivable, net	43,502	28,679
Inventories	10,753	10,647
Income tax receivable	–	10,882
Deferred income taxes, net	38,757	21,256
Advances to joint venture partner	153	–
Prepaid expenses and other current assets	5,955	4,245
Total current assets	221,129	147,714

Fixed assets, net	2,123	2,612
Film inventory, net	291,251	264,817
Goodwill	346,152	346,152
Accounts receivable, non–current portion	1,037	1,300
Income tax receivable, non–current portion	5,906	4,998
Deferred income taxes, net	42,591	37,116
Deferred financing costs	8,301	11,400
Other assets	2,875	1,249
Total assets	$921,365	$817,358

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,238	$3,054
Accrued royalties	75,755	84,694
Accrued expenses and other current liabilities	34,915	37,012
Deferred revenue	86,558	88,617
Film facilities	127,859	42,264
Income tax payable	26,980	–
Minority interest to be distributed	–	556
Total current liabilities	353,305	256,197
Accrued royalties, non-current portion	10,659	10,273
Deferred revenue, non-current portion	67,025	58,166
Film facilities, non-current portion	133,868	246,862
Income tax payable, non-current portion	66,104	54,066
Other liabilities	9,000	10,291
Total liabilities	639,961	635,855

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value, 100,000,000 shares authorized, none issued	–	–
Common stock, $.01 par value, 250,000,000 shares authorized, 134,347,354 issued and 78,378,677 outstanding in 2008 and 133,179,310 issued and 77,624,842 outstanding in 2007	1,344	1,333
Additional paid-in capital	746,539	728,815
Retained earnings	441,492	349,590
Accumulated other comprehensive loss	(3,186)	(3,395)
Total stockholders’ equity before treasury stock	1,186,189	1,076,343
Treasury stock, at cost, 55,968,677 shares in 2008 and 55,554,468 shares in 2007	(904,785)	(894,840)
Total stockholders’ equity	281,404	181,503

Total liabilities and stockholders’ equity	$921,365	$817,358

Marvel Entertainment Q2 2008 Results, 8/5/08	page 8 of 8

MARVEL ENTERTAINMENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended
	June 30,
	2008	2007
	(in thousands)
Cash flows from operating activities:
Net income	$91,902	$75,929
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	763	3,231
Amortization of film inventory	21,202	–
Gain on repurchase of debt	(2,333)	–
Amortization of deferred financing costs	2,490	2,491
Unrealized gain on interest rate cap and foreign currency forward contracts	(754)	(1,348)
Non-cash charge for stock-based compensation	3,305	4,411
Excess tax benefit from stock-based compensation	(8,367)	(1,954)
Loss on sale of equipment	5	–
Deferred income taxes	(26,177)	14,561
Minority interest in joint venture (net of distributions of $12,670 in 2008 and $3,759 in 2007)	(709)	14,127
Changes in operating assets and liabilities:
Accounts receivable	(14,560)	30,016
Inventories	(106)	(1,281)
Income tax receivable	9,350	16,851
Prepaid expenses and other current assets	(1,710)	3,264
Film inventory	(47,027)	(112,723)
Other assets	(872)	22
Deferred revenue	6,800	(15,740)
Income taxes payable	51,154	5,376
Accounts payable, accrued expenses and other current liabilities	(15,828)	(12,252)
Net cash provided by operating activities	68,528	24,981

Cash flows from investing activities:
Purchases of fixed assets	(279)	(1,562)
Expenditures for product and package design	–	(444)
Sales of short-term investments	66,055	144,553
Purchases of short-term investments	(45,039)	(174,931)
Change in restricted cash	10,635	(21,164)
Net cash provided by (used in) investing activities	31,372	(53,548)

Cash flows from financing activities:
Borrowings from film facilities	71,100	100,000
Repayments of film facilities	(96,166)	–
Borrowings from line of credit	–	2,000
Repayments of line of credit	–	(19,000)
Deferred financing costs	–	(395)
Purchases of treasury stock	(9,945)	(84,322)
Exercise of stock options	8,142	10,352
Excess tax benefit from stock-based compensation	8,367	1,954
Net cash (used in) provided by financing activities	(18,502)	10,589

Effect of exchange rates on cash	257	192
Net increase (decrease) in cash and cash equivalents	81,655	(17,786)
Cash and cash equivalents, at beginning of period	30,153	31,945
Cash and cash equivalents, at end of period	$111,808	$14,159

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